CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Soul and Vibe Interactive, Inc. of our report dated April 15, 2013, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Soul and Vibe Interactive, Inc. for the year ended December 31, 2012.

/s/ HJ & Associates, LLC
HJ & Associates, LLC

Salt Lake City, UT

December 31, 2013